Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (No. 333-204162 and No. 333-195991) of CafePress Inc. of our report dated March 31, 2015, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operation as discussed in Note 5, as to which the date is March 30, 2016 relating to the financial statements and financial statement schedule, which appears in CafePress Inc’s Annual report on Form 10-K for the year ended December 31, 2015.

/s/ PricewaterhouseCoopers LLP
San Jose, California
March 30, 2016